EXHIBIT 10.1

GREENPLEX SERVICES, INC.

            CONSULTING AGREEMENT

This AGREEMENT ("Agreement") made as of the 3rd day of March 2014, by and between IWJ Consulting, Inc. (“Consultant”), whose address is 2910 E. 57th Ave. Ste. 5 PMB 335, Spokane, WA 99223 and Greenplex Services, Inc. (hereafter referred to as “GPS” or the “Company”), having a place of business at 2525 E. 29th Ave. Ste. 10, Spokane, WA 99223.

WHEREAS, GPS desires to engage Consultant to assist the Officers and Directors of the Company and act as a finder to help identify and screen private companies that maybe of interest in merging with the Company; selling operating assets or engaging in possible Joint Ventures.

WHEREAS, the Consultant is willing to perform such services as an independent contractor.

NOW, THEREFORE, the parties hereto agree as follows:

1.

DUTIES.  Consultant agrees to discuss GPS with potential target companies and in connection therewith, to describe the business of GPS, it prospects, and its value proposition as a public listed company.  Consultant shall have no authority to execute any documents on behalf of GPS, to bind GPS in any way on any matter, or to hold itself out to any potential investor or any other person as being a representative of GPS.

2.

INDEMNIFICATION.  The Consultant will not be responsible for any outcome or damage to GPS as a result of GPS' present or future contact with any potential investor or target companies.  Consultant will devote as much of its time to its duties hereunder as Consultant deems necessary to perform such services.

3.

CONSULTING FEES.

The Consultant is to assume all out of pocket expenses related to identifying and screening potential private companies to consolidate with the Company.  If the Consultant is successful in identifying a target private company and the Company closes a transaction, the Consultant will receive an option for two years to purchase 500,000 shares of restricted common stock at $.04 per share, the exercise price.  If the Corporation at any time shall by subdivision, combination, reclassification of securities or otherwise, change the common tock into the same or a different number of securities of any class or classes, the option shares shall thereafter entitle the Consultant to acquire such number and kind of securities as would have been issuable in respect of the Option Stock (or other securities which were subject to the purchase rights under the Option immediately prior to such subdivision, combination, reclassification or other change) as the result of such change if this option had been exercised in full for cash immediately prior to such change.  The exercise price hereunder shall be adjusted if and to the extent necessary to reflect such change.  If the Consultant's option stock or other securities issuable upon exercise hereof are subdivided or combined into a greater or smaller number of shares of such security, the number of shares issuable hereunder shall be proportionately increased or decreased, as the case may be, and the exercise price shall be proportionately reduced or increased, as the case may be, in both cases according to the ratio which the total number of shares of such security to be outstanding immediately after such event bears to the total number of shares of such security outstanding immediately prior to such event.  The Company shall give the Consultant prompt written notice of any change in the type of securities issuable hereunder, any adjustment of the exercise price for the securities issuable hereunder, and any increase or decrease in the number of shares issuable hereunder.

4.

TERM.  This Agreement is terminable at any time by either party for any or no reason.  Unless terminated earlier or extended by agreement of both parties, this Agreement shall expire 90 days from the date this Agreement is executed.

5.

CONFIDENTIALITY.  The Consultant acknowledges that GPS will provide it with information which may constitute confidential, non-public information concerning GPS. The Consultant agrees that it will maintain in confidence and will not disclose to any third party (unless compelled by law) or use for its own benefit (other than for performance of services under this Agreement) any confidential or proprietary information or other information disclosed to it by GPS.  The Consultant further agrees to take reasonable precautions to prevent any unauthorized disclosure of any such information. The Consultant acknowledges that this obligation shall survive the termination of this Agreement for one year without regard to the reason for such termination.  Upon termination of this Agreement or upon GPS' request the Consultant shall return immediately to GPS all confidential information.

6.

INDEPENDENT CONTRACTOR.  The parties acknowledge and agree that the Consultant shall provide its services hereunder as an independent contractor.  Nothing herein shall in any way be construed to constitute Consultant as an employee of GPS, nor shall it have the power to bind GPS in any capacity.  As an independent contractor, the Consultant shall not participate in any employee benefits provided by GPS to its employees, including worker’s compensation insurance, disability, pension, or other employee plans.  The Consultant assumes full responsibility and liability for the payment of any taxes due on money received by it hereunder.

7.

EXCLUSINVE ARRANGEMENTS.  The Consultant represents that it is not a party to any agreement which represents a conflict of interest with its role as GPS’ consultant or the terms of this Agreement or which materially and adversely affects Consultant’s ability to perform the defined services for GPS.  Further, Consultant agrees it will not enter into any agreement or business relationship during the term of this Agreement that could place him in a conflict of interest position.

8.

ASSIGNMENT.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by Consultant without the prior written consent of GPS.

9.

EFFECT OF TERMINATION.  Upon termination of this Agreement, neither the Consultant nor GPS shall have any further obligations under this Agreement, except for payment by GPS in respect of liabilities accrued through the date of termination, the terms of Section 3 and 4 herein and the Confidentiality and non-Disclosure Agreement.

10.

 NOTICES.  All notices required to be given hereunder shall be given to the parties at the addresses set forth below or to such other addresses as the parties may from time to time designate by notice so given.  All notices shall be in writing and shall be served or given by registered or certified mail, postage prepaid, or by actual delivery.  Notice shall be effective on the date of actual receipt or on which delivery is refused.

GPS:

Kyle Carlson, CEO

2525 E. 29th Ave. Ste. 10

Spokane, WA 99223

Consultant:

IWJ Consulting Group, Inc.

2910 E. 57th Ave. Ste. 5 PMB 335

Spokane, WA 99223

11.

 COMPLETE AGREEMENT.  This Agreement supersedes all prior consulting agreements and understandings between the parties, and may not be altered, changed or terminated orally.  No alteration, change, termination, or attempted waiver of any of the provisions hereof by one party shall be binding without the written consent of the party to be charged therewith.

12.

 ARBITRATION.  Should either party wish to commence any legal proceeding involving this Agreement, the moving party shall be entitled to initiate arbitration proceedings. Proceeding shall be initiated and conducted in Spokane, Washington under the rules of the American Arbitration Association.  The decision of the arbitrator shall be final and binding.  The party prevailing in such proceedings shall be entitled to recover its or its costs and reasonable attorney’s fees from the party not prevailing.

CONSULTANT- IWJ Consulting Group, LLC		Greenplex Services, Inc.

BY:	/s/ Jerod Edington	BY:	/s/ Kyle Carlson
	Jerod Edington Managing Member		Kyle Carlson Chief Executive Officer

DATE:	March 3, 2014	DATE:	March 3, 2014